Exhibit 5.9

[Letterhead of Butler Snow LLP]

July 12, 2016

Omega Healthcare Investors, Inc.

200 International Circle; Suite 3500

Hunt Valley, Maryland 21030

Re:	Offering of 4.375% Senior Notes due 2023

Ladies and Gentlemen:

We have served as special counsel to (i) Dixie White House Nursing Home, LLC, a Mississippi limited liability company (“Dixie White House”); (ii) Ocean Springs Nursing Home, LLC, a Mississippi limited liability company (“Ocean Springs”); (iii) Skyler Florida, LLC, a Mississippi limited liability company (“Skyler Florida”); and (iv) Skyler Boyington, LLC, a Mississippi limited liability company (“Skyler Boyington” and, together with Dixie White House, Ocean Springs, and Skyler Florida, the “Mississippi Guarantors”) in connection with the sale to the several underwriters named in the Underwriting Agreement (as defined below) by Omega Healthcare Investors, Inc., a Maryland corporation (the “Parent”) of $700,000,000 aggregate principal amount of 4.375% Senior Notes due 2023 (the “Notes”) and the guarantee of the Notes by the Mississippi Guarantors (the “Guarantees,” and together with the Notes, the “Securities”), in each case, pursuant to the terms of that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of June 30, 2016, by and among the Parent, the Subsidiary Guarantors (as defined in the Underwriting Agreement, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Agricole Securities (USA) Inc., on behalf of themselves and as the representatives of the several underwriters named on Schedule 1 thereto. The Securities are being issued pursuant to the Indenture, dated as of July 12, 2016 (the “Indenture”), among the Parent, the Subsidiary Guarantors and U.S. Bank National Association, as trustee.

We call your attention to the fact that we do not represent the Mississippi Guarantors on a regular basis and that we have represented the Mississippi Guarantors only in a limited capacity in connection with certain specific matters as to which we were consulted by the Mississippi Guarantors and we have not been engaged for any other purposes, and there may exist matters of a legal nature which could have a bearing on the Guarantees, the Indenture, the Underwriting Agreement, and the transactions related thereto with respect to which we have not been consulted.

In connection with this opinion, we have reviewed the following documents (items 1 through 5, inclusive, below are collectively referred to herein as the “Transaction Documents”):

1.	The automatic shelf registration statement on Form S-3 (File No. 333-208710) (the “Original Registration Statement”) covering the Securities, filed by the Company and the subsidiary guarantor registrants named therein with the Securities and Exchange Commission (the “Commission”) on December 22, 2015 under the Securities Act of 1933, as amended (the “Securities Act”), as amended by that certain Post-Effective Amendment filed with the Commission on June 30, 2016 (as so amended, the “Registration Statement”);

2.	the Underwriting Agreement;

3.	the Indenture;

4.	the form of Guarantee attached as Exhibit C to the Indenture;

5.	the prospectus dated December 22, 2015 (the “Base Prospectus”) as supplemented by the Prospectus dated June 30, 2016 related to the Securities (together, the “Prospectus”);

6.	Certificate (the “Certificate”) dated as of the date hereof of the Assistant Secretaries of each of the Mississippi Guarantors and certain other entities named therein certifying:

(a)	Certificate of Formation of Dixie White House as being in effect on the date of such Certificate;

(b)	Operating Agreement of Dixie White House as being in effect on the date of such Certificate;

(c)	Certificate of Formation of Ocean Springs as being in effect on the date of such Certificate;

(d)	Operating Agreement of Ocean Springs as being in effect on the date of such Certificate;

(e)	Certificate of Formation of Skyler Florida as being in effect on the date of such Certificate;

(f)	Operating Agreement of Skyler Florida as being in effect on the date of such Certificate;

(g)	Certificate of Formation of Skyler Boyington as being in effect on the date of such Certificate;

(h)	Operating Agreement of Skyler Boyington as being in effect on the date of such Certificate; and

(i)	Resolutions adopted by each Mississippi Guarantor and certain other entities named therein relating to the Transaction Documents and the transactions contemplated thereby, as being in effect on the date of such Certificate; and

7.	Separate Certificates of Good Standing, each dated as of June 27, 2016, issued by the Secretary of State of the State of Mississippi addressing the existence of the Mississippi Guarantors (together, the “Certificates of Good Standing”).

We have also examined such certificates of public officials and of representatives of the Mississippi Guarantors and other documents and records and such questions of law as we have deemed necessary as a basis for the opinions set forth below. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval system. The opinions set forth herein are limited to the law of the State of Mississippi, and we express no opinion herein as to the law of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

1.          Each Mississippi Guarantor is a limited liability company validly existing under the laws of the State of Mississippi. Our opinions in this Section 1 as to the valid existence are based solely upon our examination of the Certificates of Good Standing and are limited to the meaning ascribed to such certificates by the Secretary of State of Mississippi.

2.          Each Mississippi Guarantor has the limited liability company power and authority to execute and to deliver the Indenture and the Guarantee, and to perform its obligations thereunder.

3.          The execution and delivery of the Indenture and the Guarantee by each Mississippi Guarantor, and the performance by each Mississippi Guarantor of its obligations thereunder, have been duly authorized by all necessary limited liability company action on the part of each such Mississippi Guarantor.

This opinion letter is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. In every instance in this opinion where we have relied on a document prepared, conclusion drawn, or certification made, by another person or entity, we have made no investigation of that other person or entity for purposes of corroborating the accuracy of any information or representations provided to us by that other person or entity; however, we have no knowledge of any facts which would lead us to believe such matters to be untrue or inaccurate.

This opinion letter is made as of the date hereof and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, including, without limitation, any changes in Mississippi law. Insofar as the opinions herein relate to any actions to be taken after the date of this letter, the opinions are limited to the facts as they exist and the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Parent’s Current Report on Form 8-K. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Butler Snow LLP

Butler Snow LLP